                                               EXHIBIT   10.47
                       1996 Amendment to
               UNC-Colussy Employment Agreement


     WHEREAS, pursuant to the terms of Sec.1(b) of the Employment Agreement between UNC Incorporated (formerly UNC Resources, Inc.) (the "Company") and Dan A. Colussy dated as of November 1, 1984, as since amended in October 1987, December 1989 and March 1995 and as extended from time to time (the "Agreement"), Mr. Colussy's current Renewal Employment Period has been extended to December 31, 1997, subject to such further extensions (if any) as may hereafter occur in accordance with Sec.1(b); and

     WHEREAS, the Board now wishes to update certain provisions in the Agreement to more fully reflect pre-1996 changes in the Corporate SERP applicable to the Company's key executives; to refer to Mr. Colussy's position as Chairman of the Board; to reflect certain Change in Control protections already provided to other key executives and to otherwise update such provisions; to clarify or amend certain provisions in the Agreement as they relate to Mr. Colussy's continued employment by the Company after attaining his 65th birthday in 1996; and to otherwise update the Agreement; and

     WHEREAS, the Board also wishes to amend the Pension Benefit formula in
Schedule 5A to include Mr. Colussy's annual bonus awards in his pensionable compensation for purposes of calculating his Pension Benefit under Sec. 5 of the Agreement;

     NOW THEREFORE, the Agreement is hereby amended, with Mr. Colussy's consent, effective as of July 1, 1996, as follows:

1. Sec.2, Sec. 10(a) and (b), Sec.13(b)(i) and Sec.15(c)(ii) and (iv) are amended to add the phrase "and Chairman of the Board" after the phrases "President and Chief Executive Officer of the Company" and "President and Chief Executive Officer" wherever used therein.

     In addition, Sec. 13(b)(ii), Sec. 15(c)(iii) and the second paragraph of Sec. 17 (as amended in 1987) are amended to add the phrase "and chairman of the board" after the phrases "president and chief executive officer" or "chief executive officer" wherever used therein.

2. Sec. 3(a) is amended to reflect the fact that Mr. Colussy's annual base salary rate (his "Base Compensation"), as previously increased from time to time prior to 1996, was increased by the Board, effective as of July 1, 1996, to $650,000, subject to such further increases (if any) as may hereafter be approved by the Board.

3. Schedule 5A, as amended to date (pursuant to the provision in Sec. 5(a)(i) of the Agreement incorporating by reference any increases in the benefit formula under the Company's Supplemental Executive Retirement Plan as restated in 1987 and since amended (the "SERP")), is hereby amended and restated as set forth in Attachment A hereto to more fully reflect the elimination in 1987 and 1991, respectively, of both the prior $150,000 cap on benefits and the prior RISP-related offset provision, and to revise the definition of "Final Average Base Compensation" in such Schedule 5A (i) to include prior and future annual bonus awards (based on the year in which such awards are paid (rather than when they are earned), as well as prior and future base salary in the year paid, and (ii) to permit compensation paid after Mr. Colussy's 65th birthday to be included, in each case, in determining Mr. Colussy's high-3-year pensionable compensation for purposes of calculating Mr. Colussy's Pension Benefits under the Agreement.

4. Consistent with the SERP as amended in 1987, the first paragraph of Sec. 5(a)(iii) is amended to read:

          "The vested Pension Benefit payable to Mr. Colussy shall be paid, commencing on the first day of the month next following the later of his 65th birthday or the effective date of the termination of his status as Chief Executive Officer of the Company (for any reason)."

5. The following new paragraph is inserted in between the second and third paragraphs of Sec. 5(a)(iii):

          "In the event that the payment of Mr. Colussy's Pension Benefit commences after Mr. Colussy's 65th birthday, the vested Pension Benefit payable hereunder shall be actuarially adjusted to reflect such delayed benefit commencement only if and to the extent so determined by the Board in writing at such time."

6. Based on, and consistent with, the Survivor Death Benefit provisions in Sec. 2(q) of the SERP as amended and restated in 1987, the first paragraph of Sec. 5(a)(iv) is amended to read as follows:

     "(iv) Death Benefits. In the event of Mr. Colussy's death prior to the commencement of payment of his Pension Benefit but after becoming partially or fully vested in accordance with this
               Section 5 or Sections 10(c)(iv), 13(a)(iv) or 15(e)(iii), Mr. Colussy's surviving spouse (if any) at the time of his death shall be entitled to receive a monthly benefit equal to 100% of the vested portion of Mr. Colussy's Pension Benefit at the time of his death for the first 15 years following his death or, if less, for the rest of her life, with such benefit continuing after the 15th year, if she is then still living, at 75% of the full benefit for the rest of her life."

     In addition, based on, and consistent with, the provisions of the SERP as amended and restated in 1987, the second paragraph of Sec. 5(a)(iv) is amended to replace the phrase "Mr. Colussy's spouse as of November 1, 1984" with the phrase "Mr. Colussy's Surviving Spouse at the time of his death (defined as the person to whom he is married at the time of his death)", and to add at the end of such paragraph the language:

          "... provided that, if such Surviving Spouse is not the same person as Mr. Colussy's spouse at the time of Pension Benefit commencement, any benefit payable after the initial 15-year period certain period referred to in this paragraph beginning with Mr. Colussy's benefit commencement date shall be determined in a manner consistent with the last sentence of Sec. 2(i) of the SERP as in effect on July 1, 1996."

7. Sec. 5(b) is amended to add at the end of the first paragraph of such provision the language: "except where application of any individual provision of the SERP would produce a result more favorable to Mr. Colussy."

     Sec. 5(b) is also amended to clarify the application of Sec. 9 of the SERP to the Pension Benefit provided under Sec. 5 of the Agreement, by adding a new paragraph at the end of Sec. 5(b) that reads as follows:

          "In the event of a Change in Control of the Company as defined in Sec. 2(d) of the SERP as amended through July 1, 1996, the Pension Benefit provided by this Section 5 shall be subject to and fully covered by the annuitization provisions of Sec. 9 of the SERP (as amended through July 1, 1996) relating to the consequences of a Change in Control, provided that Mr. Colussy shall also have the right, in the event of a Change in Control, to elect (i) to have a cash surrender feature included as part of any annuity policy purchased and distributed to him pursuant to Sec.9 of the SERP, or (ii) to receive an immediate lump sum cash payment in lieu of all or any portion of any annuity policy that would otherwise be purchased and distributed under Sec. 9 of the SERP, with such lump sum cash amount being equal to the actuarial equivalent of the portion of the Pension Benefit covered by such lump sum amount (but not less than the purchase price of an annuity policy providing a benefit equal to such cashed-out benefit and satisfying the insurance company rating provisions in Sec. 9 of the SERP). Pursuant to Sec. 19 of this Agreement, any resulting annuity policy and related benefit payments and any such lump sum cash payment shall be subject to, and fully covered by, the provisions of Sec. 19 relating to Mr. Colussy's entitlement to a full tax gross-up on any IRC Sec. 4999 excise tax liabilities incurred as a result of payments made pursuant to this Agreement or otherwise."

8. Pursuant to the amended life insurance arrangements approved by the Management Development and Compensation Committee in 1991, the current $1 million life insurance coverage referred to in Sec. 6 shall continue to be provided on a whole-life, fully-paid-at-age-71 basis, with the Company paying an agreed-on portion of the annual premiums due, and Mr. Colussy paying the balance of premiums due, for each year until Mr. Colussy attains age 71, subject to such terms and conditions as are set forth in the separate documents relating to such insurance arrangement, provided (i) that the Company shall continue to pay an amount equal, on an after-tax basis to Mr. Colussy, to its share of any premiums due on such policy in the event that Mr. Colussy's employment by the Company is terminated due to Disability, retirement or by the Company without Cause, and (ii) that, in the event of a Change in Control, the Company shall immediately pay to Mr. Colussy an amount equal, on an after-tax basis to Mr. Colussy, to the Company's share of the lump-sum premium required to be paid to provide for an immediately fully paid-up policy.

9. The end of the last paragraph of Sec. 14(a) is amended to change the phrase "clauses (i) or (ii) above" to read "clause (i), (ii), (iii) or
     (iv) above".

10. Sec. 15(e)(ii), as amended in 1987, is amended to revise the phrase "including Life Insurance" to read "including (but not limited to) life, disability and medical/hospitalization insurance" and any executive perquisites; to add the following language at the end of the first sentence:

          "and provided further that any medical insurance continuation coverage shall, to the extent practical, be accomplished on a non-Company-self-insured basis, and provided further that, in ..."

     and to delete the word "In" at the start of the second sentence in Sec. 15(e)(ii), to add the rest of such second sentence to the end of such first sentence, and to add a semi-colon at the end of Sec. 15(e)(ii).

11.  Sec.15(e)(iv) is amended to read as follows:

     "(iv) to the extent greater than the prorated Incentive Compensation amount (if any) paid under Sec. 13(a)(ii), a prorated Incentive Compensation award for the fiscal year in which the termination occurs equal to:

          (A) the number of full or partial months that Mr. Colussy is employed by the Company in such year prior to such termination, and
          (B) 1/12 of the higher of (x) the Incentive Compensation award (if any) paid or payable to Mr. Colussy for the fiscal year of the Company immediately preceding the year in which the Change in Control occurs, or (y) the average of the three highest Incentive Compensation awards paid or payable to him for years preceding such Change in Control regardless of the fiscal year with regard to which such awards were paid; and"

     and Sec. 13(a) is amended to delete the phrase "to the extent not otherwise payable under Section 15 below" from the start of Sec. 13(a)(ii), as amended in October 1987.

     In addition Sec. 15(e) is also amended to add a new Sec.15(e)(v) to read as follows:

     "(v) an amount equal to 1/12 of the highest Incentive Compensation award amount referred to Sec.15(e)(iv) above, multiplied by the number of full months remaining, as of the date of such termination, in the initial 36-month period commencing on the effective date of the Change in Control."

12. The "$10 million" amount referred to in clauses (i) and (ii) in the second paragraph of Sec. 18 is amended to read "$50 million" in both cases.

13. Sec. 25(a) is amended to change the clause "if Mr. Colussy does not prevail in any proceeding..." to read "if Mr. Colussy does not prevail at least in part in any proceeding...".

14. The governing law language in the fifth paragraph of Sec. 26 shall be amended to refer to "the laws of Delaware without reference to conflict-of-law principles", rather than Virginia law.

     IN WITNESS WHEREOF, the Board of Directors of UNC Incorporated has caused this Amendment to be executed on behalf of the Company by a duly authorized director of the Company, and Mr. Colussy has executed this Amendment, all as of September 27, 1996.


                              UNC INCORPORATED
                              by


                                   /s/ RICHARD LANGE
______________________________          ______________________________
[Corporate Secretary]              [Name]  RICHARD LANGE
                              [Title] Senior Vice President,
                                     General Counsel & Secretary


                              /s/ DAN A. COLUSSY
                              ______________________________
                                                            DAN A. COLUSSY
Attachment A

                          Schedule 5A

                    Pension Benefit Formula


     The monthly Pension Benefit payable to Mr. Colussy under Section 5 above (subject to the vesting provisions of Section 5(a)(ii) above) shall be equal to one-twelfth (1/12th) of sixty percent (60%) of Mr. Colussy's Final Average Base Compensation.

     For this purpose, Mr. Colussy's "Final Average Base Compensation" ("FABC") shall be defined as Mr. Colussy's average annual cash compensation as an employee of the Company:

     (i) including all base salary paid in a given year (including for this purpose any salary amounts payable in such year but deferred to a later year) and all regular and special annual bonus awards (based on the year in such bonus awards are paid out rather than on when they are earned), but

     (ii) excluding stock compensation, long-term incentive compensation and other non-salary, non-bonus compensation in each case for those three (3) calendar years (whether or not consecutive) out of the last ten (10) years ending with the year (after 1995) in which Mr. Colussy ceases to be the Chief Executive Officer of the Company for any reason, which produces the highest average annual cash compensation. Consistent with Sec. 2(j) of the SERP as in effect on July 1, 1996, for purposes of determining FABC in the event that Mr. Colussy's status as Chief Executive Officer terminates other than as of the last day of the calendar year, his salary for such final partial year (based on the salary rate in effect immediately prior to such termination) shall be annualized before adding any bonus actually paid in such year.


               Actuarial Factors and Assumptions

For purposes of determining actuarial equivalence with respect to the monthly Pension Benefit payable to Mr. Colussy under Section 5 above, such actuarial equivalence shall be determined on the basis of such reasonable actuarial factors and assumptions as are in use under the SERP at the time that actuarial equivalence needs to be determined.